                                                                    Exhibit 4.24

                                                                  April 27, 2004

                                                         PERSONAL & CONFIDENTIAL

Mr. Danny Brazier
316 Lori Avenue
Stouffville, Ontario
L4A 6C2

       Since July 17, 1998, the date you executed your original employment agreement (the "Original Agreement"), and April 15, 1999 the date you executed your revised employment agreement (the "Revised Agreement") DRAXIS Health Inc. ("DRAXIS" or the "Corporation") has developed and expanded, commensurate with the corporate growth and staffing changes, your duties and responsibilities. In addition, there have been modifications to the terms of the Original Agreement and Revised Agreement. Accordingly, both parties agree that it is beneficial to formally confirm the current terms and conditions of your employment with DRAXIS.

1.     EMPLOYMENT
       Since July 1, 2003, you shall and have been employed with DRAXIS as its Senior Vice President Corporate Development and Strategic Planning, on the terms and conditions contained in this Agreement. You will report to the Chief Executive Officer, of DRAXIS ("CEO"). Without limiting the scope of your duties and responsibilities as Senior Vice President Corporate Development and Strategic Planning, your responsibilities will be to work with the CEO of DRAXIS and the other business unit leaders on developing, reviewing, screening and negotiating business opportunities at the corporate level and within the operating divisions. You will seek out new opportunities for the accretive growth of DRAXIS and its core businesses. In that capacity you will work closely with the business unit leaders at Draximage Inc. and Draxis Pharma Inc. and/or other business units DRAXIS may acquire or establish. You will act in all instances as the CEO's direct representative to and in those divisions. You will also be a member of DRAXIS's Executive Operations Committee ("EOC") and will be expected to enter into a cooperative working relationship with the other members of the EOC. In addition, you will perform any additional employment responsibilities assigned to you by the CEO of DRAXIS from time to time, provided that such responsibilities are consistent with the executive nature of the position.

2.     BASE SALARY
       DRAXIS will pay to you during the term of this Agreement, effective January 1, 2004 a gross salary of $250,000.00 per annum ("Base Salary"), payable semi-monthly, in arrears, in 24 equal installments of $10,416.66. Such salary shall be subject to review in accordance with DRAXIS's regular administrative practices of salary review applicable to the executive officers of DRAXIS. Any salary increases shall be determined on merit on the recommendation of the CEO of DRAXIS and approval of the Board of Directors of DRAXIS. The CEO of DRAXIS will inform you of any increases in your salary in advance of the implementation date.

       As an officer of the Corporation, DRAXIS will provide and pay for directors' and officers' liability insurance and in any event will indemnify and save you harmless from any action arising within the scope of your employment responsibilities for DRAXIS, and its Affiliates (as such term is defined in the CANADA BUSINESS CORPORATION ACT) ("Affiliates") [hereinafter collectively referred to as the "DRAXIS Group"].

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                   Page 2

3.     BENEFITS
       You will be entitled to participate in all benefit plans which DRAXIS shall, from time to time make available to its executive employees, subject to applicable eligibility rules thereof. The benefits currently offered are:
       -   major medical
       -   drug
       -   dental
       -   group life
       -   long term disability
       -   accidental death and dismemberment

       You will also be entitled to an amount equivalent to 5% of your Base Salary in lieu of participation in DRAXIS's Retirement Savings Program.

4.     STOCK OPTION PLAN
       Subject to DRAXIS Board of Directors' approval, you will be eligible to participate in the DRAXIS Stock Option Plan, copy thereof provided herewith as Schedule "A", which DRAXIS shall, from time to time, make available to employees, in accordance with the terms and conditions of said plan. As at the date hereof, the following grants of stock options to you remain outstanding and may be exercised by you in accordance with the terms and conditions pursuant to which each grant was made and the terms of this Agreement:

           NO. OF OPTIONS                PRICE                EXPIRY DATE
           --------------                -----                -----------
                20,000                  $  2.50                Oct. 31/07
                30,000                  $  2.32                Dec. 31/07
               100,000                  $  2.36                July 14/13

5.     DEFERRED SHARE UNIT PLAN
       You will be eligible to participate in DRAXIS's Deferred Share Unit Plan, in accordance with the terms and conditions of that plan, a copy thereof provided herewith as Schedule "B". The Deferred Share Unit Plan has been established to provide selected employees of DRAXIS and its Affiliates with the opportunity to acquire share equivalent units convertible to cash or common shares of DRAXIS.

6.     DISCRETIONARY BONUS
       The Board of Directors of DRAXIS, in its sole discretion, and upon recommendation of the CEO of DRAXIS, based on the Bonus and Objectives Plan that is in force for all senior executives of DRAXIS, may declare a bonus payable. Such bonus payment is not guaranteed and payment of a discretionary bonus in any prior year is not a promise or guarantee of payment in subsequent years. Further, to receive any discretionary bonus payment, should one be declared, you must be employed on December 31st of the calendar year for which the bonus is declared. Should a discretionary bonus be declared, you may be eligible to receive an amount up to a maximum equivalent to 40% of your Base Salary or such other amount as may be determined by the CEO of DRAXIS and the Board of Directors of DRAXIS, in their sole discretion.

7.     MEMBERSHIPS AND PUBLICATIONS
       DRAXIS will pay all professional memberships, dues and levies deemed necessary to the conduct of your position.

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                   Page 3

8.     VACATION
       You shall be entitled to four weeks vacation per annum to be taken at a time or times acceptable to the CEO of DRAXIS, having regard to its operations. There shall be no vacation time carried over from one calendar year into the following calendar year, unless previous authorization has been received from the CEO of DRAXIS.

9.     EXPENSES
       DRAXIS agrees that it shall reimburse you for Automobile mileage allowance as permitted by Canada Customs and Revenue Agency, all other reasonable traveling and other out-of-pocket expenses actually and properly incurred in connection with your duties with DRAXIS and within the policies that are enacted from time to time by DRAXIS with respect to executive expenses. For all such expenses you agree you will furnish statements and vouchers as and when required by DRAXIS.

       DRAXIS agrees to provide you with a mobile phone, a BlackBerry and a portable laptop that will remain at all time the property of Draxis.

       DRAXIS will reimburse you for independent legal counsel with respect to the review of this agreement to a maximum of $1,000 upon presentation of appropriate receipts.

10.    DEDUCTIONS
       All salary and other payments and allowances outlined in this Agreement are subject to such withholding and deduction at source as may be required by law.

11.    EMPLOYEE'S COVENANTS
       You agree that you shall devote the whole of your working time, attention and ability to the business of DRAXIS and shall use reasonable best efforts to promote the interests of DRAXIS.

       You agree that you shall duly and diligently perform all the duties assigned to you while in our employ and shall well and faithfully serve DRAXIS.

       You also agree that while employed with DRAXIS you shall not, without the prior written consent of DRAXIS, engage or otherwise be concerned in any other business or occupation, or become a director, officer, agent or employee of any other entity, save and except your involvement with Carr Brazier Group Inc. and "Ultimate Essentials", which DHI hereby agrees you can continue.

       Furthermore, you specifically agree that you shall respect and comply with by the DRAXIS's Disclosure and Insider Trading Policy, as amended from time to time copy thereof provided herewith as Schedule "C" to form an integral part of this Agreement, the DRAXIS's Code of Ethics and Business Conduct as amended from time to time, copy thereof provided herewith as Schedule "D" to form an integral part of this Agreement, and all and any relevant rules and legislation, such as, without limiting the generality of the foregoing, the rules on Insider Trading in the TSX COMPANY MANUAL, the ONTARIO SECURITIES ACT, the CANADIAN BUSINESS CORPORATIONS ACT and QUEBEC SECURITIES ACT. You acknowledge that your senior position with DRAXIS will deem you an insider of DRAXIS and therefore subject to applicable mandated insider regulatory and company share trading policies and restrictions.

12.    CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION

       (a)     NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                   Page 4

       As DRAXIS's Senior Vice President Corporate Development and Strategic Planning, you acknowledge that you are creating, having access to, and require knowledge of confidential and commercially valuable information of the DRAXIS Group, the unauthorized use or disclosure of which could cause the DRAXIS Group serious and irreparable damage.

       (1) "Confidential Information" means all information, and all documents and other tangible things recording any such information, relating to or useful in connection with the business of the DRAXIS Group, whether or not a trade secret within the meaning of the applicable law, which at the time or times concerned is not generally known to Competitors (as defined below) and which has been or is from time to time disclosed to or developed by you as a result of your employment with DRAXIS. Confidential Information includes, but is not limited to, the following information of the DRAXIS Group:

                 (i)     new products;
                (ii)     marketing strategies and plans;
               (iii)     development strategies and plans;
                (iv)     manufacturing processes and technologies;
                 (v) research in progress and unpublished manuals or know how;
                (vi)     regulatory filings;
               (vii) identity of and relationship with licensees, licensors or suppliers;
              (viii) finances, financial information, financial management systems;
                (ix)     market research;
                 (x)     market experience with products;
                (xi)     customer lists;
               (xii)     compensation and benefits provided to employees;
              (xiii) any other research, information or documents which you are told or reasonably ought to know that the DRAXIS Group regards as proprietary or confidential; and
               (xiv) any legal advice provided to the DRAXIS Group, its officers, directors, employees or agents during the course of your employment and any details involving the DRAXIS Group's position with respect to any litigation matter or prospective litigation matter which exists at the time of termination.

       (2) You agree that you shall hold all Confidential Information in the strictest confidence, as a fiduciary. Without limiting such obligation, you shall use Confidential Information only at times and places designated by the DRAXIS Group in furtherance of the business of the DRAXIS Group. You shall not, except where the DRAXIS Group otherwise provides its prior written consent or where required by law, directly or indirectly disclose to any Person any Confidential Information, directly or indirectly sell, give, loan or otherwise transfer any Confidential Information or copy thereof to any Person, publish, lecture on or display any Confidential Information to any Person or use Confidential Information for your own benefit or the benefit of any other Person.

       (3) Your obligations under this Section shall remain in effect with respect to each item of Confidential Information until the date upon which such Confidential Information has been publicly disclosed in a manner properly authorized by the DRAXIS Group or otherwise has become known to Competitors without any breach of this Section by you.

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                   Page 5

       (4) For purposes of this Agreement, "Competitor" shall mean any Person which engages or is preparing to engage, in whole or in part, in the design, development, manufacture, marketing or sale of any products or services which compete directly with a product or service which, during the 12 months prior to the termination of this Agreement and your employment hereunder for any reason, the DRAXIS Group marketed or at the time of termination of this Agreement and your employment hereunder, is then preparing to market.

       (5) For purpose of this Agreement, "Person" shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

       (b)    NON-SOLICITATION AND NON-COMPETITION
       (1) You acknowledge that the pharmaceutical and over-the-counter drug industries are highly competitive businesses. You are a key executive of DRAXIS, and as a result of your senior position, you confirm that you have acquired extensive background in and knowledge of the DRAXIS Group's business and the pharmaceutical and over-the-counter drug industries in which the DRAXIS Group operates. You further acknowledge that the DRAXIS Group develops and markets its products on a North American basis, more particularly in Canada and in the eastern part of the United States comprising the states of Connecticut, Florida, Delaware, Georgia, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Vermont, Virginia, and West Virginia [hereinafter referred to as the "Territory"]. Accordingly, you agree that in the course of your employment with DRAXIS, and thereafter for a period of one year (or if such period is held to be excessive by a court of competent jurisdiction then for a period of six months) you shall not, without the prior written authorization of the CEO of DRAXIS whether as principal, as agent, or as an employee of, or in partnership, or association with any other Person, in any manner whatsoever directly or indirectly:

                    (i) become employed by or associated or affiliated with any Competitor of the DRAXIS Group in the Territory in a function dealing with a product or service, which during the twelve-month period immediately prior to the termination of this Agreement and your employment hereunder, for any reason, competed directly with a product or service of the DRAXIS Group;

                   (ii) seek to employ or encourage others to employ or otherwise engage employees, agents or subcontractors of the DRAXIS Group (who are employees, agents or subcontractors on the date this Agreement terminated) or seek to in any way disrupt their business relationship with the DRAXIS Group;

                  (iii) obtain by any means whatsoever the business of any Person who at the time of the termination of this Agreement and your employment hereunder, was a customer of the DRAXIS Group, if to obtain such business may result in a reduction of that Person's business with the DRAXIS Group;

                   (iv) approach any Person who at the time of the termination of this Agreement and your employment hereunder was a customer of the DRAXIS Group with the intention of soliciting or enticing the business of that Person away from the DRAXIS Group.

       (c)    REASONABLENESS
       You agree that the obligations set out in Sections 12(a) and (b) together with your other obligations under this Agreement are reasonably necessary for the protection of the DRAXIS Group's proprietary and business interests and you expressly agree that:

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                   Page 6

                    (i) the scope of each of the covenants set out in Sections 12(a) and (b) above are in all respects, and in particular, in respect of Territory, time and subject matter, necessary and reasonable because the DRAXIS Group is marketing its products on a North American basis;
                   (ii) given your general knowledge and experience, the obligations contained in this Agreement will not preclude you from becoming gainfully employed with other employers who are not Competitors following termination of this Agreement and your employment hereunder for any reason;
                  (iii) your agreement to Sections 12(a) and (b) is a key incentive to DRAXIS formalizing the current terms and conditions of your employment.

       (d)    BREACH OF AGREEMENT
       You also recognize that any breach of the terms and conditions of this Agreement by you will result in material damage to the DRAXIS Group, although it may be difficult for the DRAXIS Group to establish the monetary value of such damage. You therefore agree that the DRAXIS Group shall be entitled to injunctive relief, in addition to any other remedies available to it, in a court of appropriate jurisdiction in the event of any breach or threatened breach by you of any of the provisions of this Agreement.

13.    TERMINATION OF EMPLOYMENT

       If at the end of two years of service (which period shall commence as of July 1, 2003), you determine, solely at your discretion, that the position of Senior Vice President Corporate Development and Strategic Planning is not satisfactory for you, during that window (which shall be deemed to be the period between June 1, 2005 to June 30, 2005) it is agreed between the parties that your termination payment shall be the sum of $390,000, less any required deductions, which sum represents the termination payment DRAXIS would have paid to you following the Shire Transaction.

       In addition, if your employment is terminated without cause during the period commencing July 21, 2003 and ending July 21, 2005, your termination payment shall be equal to two times your Base Salary at that date, less any required deductions. In addition to said salary payment, DRAXIS shall pay you the following amounts: (i) all outstanding vacation pay and any earned but unpaid salary up to the date of such termination within two weeks of the date of termination; (ii) reimburse you for any business expenses incurred by you up to and including the date of such termination following provision by you of applicable receipts; and (iii) ensure it has complied with all statutory obligations imposed by the ONTARIO EMPLOYMENT STANDARDS ACT. This payment shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following such termination or otherwise mitigating any damages arising from such termination. In all other instances, the following Termination Provisions shall prevail:

       (a)    TERMINATION BY DRAXIS FOR CAUSE
       DRAXIS may terminate this Agreement and your employment hereunder at any time for cause without notice and without payment of any kind of compensation either by way of anticipated earnings or damages of any kind.

       (b)    TERMINATION BY DRAXIS WITHOUT CAUSE BUT WITH NOTICE
       DRAXIS may terminate this Agreement and your employment hereunder by providing to you one year's actual notice of termination. The amount of the notice shall consist solely of Base Salary for the actual year. At its sole discretion, DRAXIS may provide to you a shorter period of notice of termination, in which case, the payments referred to in Section 13(c) shall be applicable, but such payments as may be required by Sections 13(c) (1) and (4) shall be reduced by the notice provided, so that the total notice and

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                   Page 7

payments in lieu of notice provided to you shall be equivalent to one year from the date you are advised of the termination.

       (c)    TERMINATION BY DRAXIS WITHOUT CAUSE AND WITHOUT NOTICE
       DRAXIS may terminate this Agreement and your employment hereunder, in its sole discretion, without notice and without cause, effective immediately upon the date you are advised of the termination.

       Except as outlined in Section 13(b), if your employment is terminated without cause pursuant to this Section, DRAXIS shall:

           1) Pay to you a severance allowance equivalent to one year of your then current Base Salary in a lump sum, within two weeks following the date of such termination.
           2) Pay to you all outstanding vacation pay and any earned but unpaid salary up to the date of such termination within two weeks of the date of termination.
           3) Reimburse you for any business expenses incurred by you up to and including the date of such termination following provision by you of applicable receipts.
           4) Ensure it has complied with all statutory obligations imposed by the ONTARIO EMPLOYMENT STANDARDS ACT.

       The payment referred to in paragraph 1, above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following such termination or otherwise mitigating any damages arising from such termination. Further, the payment referred to in paragraph 1, above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you.

       The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

       Upon termination of your employment in accordance with this
Section 13(c), you shall return to DRAXIS all stock options, and other securities which have not vested or accrued during your employment with DRAXIS.

       (d)    TERMINATION PAYMENT FOLLOWING A CHANGE OF CONTROL

       (1) In accordance with section 13(d) (2) below, if there is a Change of Control (as hereinafter defined) you shall be entitled to the following:

           A. the amounts of any unpaid Base Salary earned up to and including date of termination;
           B. any unpaid vacation pay earned up to and including date of termination;
           C. a lump sum amount, equal to: (A) two times your then current Base Salary in effect immediately prior to the date of the Change of Control: and (B) two times the amount paid to you, for the preceding calendar year immediately prior to the date of the Change of Control, as a discretionary bonus;
           D. any additional statutory obligations imposed by the ONTARIO EMPLOYMENT STANDARDS ACT;
           E. the right to exercise all stock options and other securities including those not

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                   Page 8

                then otherwise exercisable as provided for below.

       The payments referred to in paragraph 13(d), above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following termination or otherwise mitigating any damages arising from termination. Further, notwithstanding paragraph 13(d) (1) (D) above, the payment referred to in paragraph 13(d) (1) (C) above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you following termination.

       The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

       For the purposes of this Agreement, a Change of Control shall be deemed to occur in the following circumstances.

       In the event that at any date following the date of signature hereof:

           (i) any change in the ownership as of the date hereof, direct or indirect, of the outstanding shares of the Corporation as a result of which an individual, partnership, association, trust, unincorporated organization, ("Person") or group of Persons, hold shares and/or other securities in excessive of the number which, directly or following conversion or exercise thereof, will entitle the holders thereof to cast 20% or more of the votes attaching to all such shares and/or other securities of the Corporation which may be cast to elect the directors of the Corporation; or

           (ii) the sale, transfer or any manner of disposition of 50% or more of the assets of the Corporation to an arm's length Person;

       and the Board of Directors of the Corporation (the "Board of Directors") recommends acceptance of such offer to the Shareholders of the Corporation (the "Shareholders") or, if the Board of Directors has made no recommendation, the Shareholders have approved or accepted the proposed transaction, then any option, including options not then otherwise exercisable held by the you, shall become immediately exercisable upon the issuance of the recommendation of the Board of Directors or the approval or acceptance of the Shareholders, as the case may be.

       For greater clarity, no provision in this employment agreement shall be deemed to supersede any provision of the Stock Option Plan of DRAXIS, as amended from time to time, with respect to the right to exercise options held by the employee in certain circumstances.

       (2) Except for the ability to exercise all stock options upon a Change of Control as provided in paragraph 13(d)(1)(E), the payments and entitlements outlined in paragraph 13(d) (1) shall become due and payable if, and only if:

           A.            there has been a Change of Control; and

           B.            within 24 months following any Change of Control:
                         (i) your employment is terminated without cause by DRAXIS or by any successor employer to DRAXIS, as the case may be; or
                         (ii) by its conduct as described below, DRAXIS or any successor employer to DRAXIS, as the case may be, constructively terminates your employment by:
                                   -    relocating without just cause the
                                        position and/or location of

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                   Page 9

                                        your principal office more than 20
                                        kilometers from the location of your
                                        office on the date immediately prior to
                                        the Change of Control, without your
                                        consent; or
                                   -    materially reducing without just cause
                                        your title, reporting relationship,
                                        responsibilities or authority without
                                        your consent; or
                                   -    reducing without just cause the salary
                                        paid to you by the successor employer or terminating without just cause or materially reducing without just cause the value of your benefit programs, including, but not limited to, life insurance benefits, accidental death and dismemberment benefits, long term disability benefits, extended health coverage and dental benefits, which are referred to in Section 3 above;

           C.     and, you elect in writing to receive the payments outlined in
Section 13(d)(1)

       (e)    TERMINATION BY DRAXIS WITHOUT CAUSE UPON DISABILITY
       If, as a result of incapacity due to physical or mental illness, you are unable to render services of substantially the kind and nature, and substantially to the extent required to be rendered in accordance with this Agreement, and if such incapacity is expected to continue for a period of at least twelve consecutive months from the date such incapacity commenced ("Absence Date") this Agreement may be deemed to be frustrated. Your employment hereunder shall cease to be effective on the tenth day after written notice of cessation of employment ("Notice of Cessation") to you, provided that prior to such cessation DRAXIS has been furnished with the written certification of a qualified medical doctor designated by DRAXIS and you jointly which states that you are and are expected to continue to be for at least twelve consecutive months from the Absence Date, unable to render such services by reason of such incapacity and the date upon which such incapacity commenced. If DRAXIS and you are unable to agree on the designation of a qualified medical doctor to make such determination, then each party shall designate a medical doctor who, together, shall agree upon a third qualified medical doctor to make such determination. The decision of the third medical doctor shall be binding on DRAXIS and you. You consent to submit to such examination as may be required by any such medical doctor or doctors.

       If your employment ceases pursuant to this Section, you shall be entitled to receive a total amount equivalent to one year of your then current Base Salary, commencing on the date upon which the Notice of Cessation is delivered and payable in 24 regular payments equivalent to your regular semi-monthly Base Salary on the regular DRAXIS pay days. If you are in receipt of disability benefits payable pursuant to the benefit plans described above, then each semi-monthly payment payable by DRAXIS shall be reduced by an amount equivalent to the disability benefits payment received during that pay period. Notwithstanding the cessation of your employment pursuant to this Section, you shall be entitled to retain and exercise, within a period of 6 months following the Notice of Cessation, all stock options which have vested or accrued during your employment with DRAXIS.

       (f)    DEATH
       In the event that you should die during the term of this Agreement, your employment shall automatically terminate. All salary, vacation pay and any bonus payments earned to date of death but unpaid will be paid to your estate, however, no other payment of any compensation either by way of anticipated earnings or damages of any kind shall be paid and Section 13(h) shall be applicable.

       (g)    RESIGNATION AND RETIREMENT

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                  Page 10

       You shall provide DRAXIS with three months notice, in writing, of your resignation or your retirement from DRAXIS. Unless the Board of Directors of DRAXIS otherwise determines, you shall return to DRAXIS all stock options granted to you during your employment with DRAXIS which become exercisable after the date you cease to be an employee of DRAXIS and/ or the DRAXIS Group.

       (h)    NO FURTHER NOTICE OR COMPENSATION
       Upon termination of your employment under this Agreement, you shall not be entitled to any further grants of stock options nor shall you be entitled to any further participation in any other incentive plan of the DRAXIS Group other than as specifically set forth in this Agreement. For all purposes, "termination of your employment" and "termination date" shall be the final day of employment with DRAXIS, and shall not be deemed to include any period during which you may be entitled to statutory notice, statutory termination pay or any contractual or common law notice period and in particular, shall not be deemed to include the notice period identified in Sections 13(c) (1) or 13(d) (1) (C).

14.    FAIR AND REASONABLE
       The parties confirm that the notice requirements and pay in lieu of notice provisions set out above in Section 13 are fair and reasonable and that no further notice or payments of any kind are owed or required. The parties agree that upon any termination of this Agreement by DRAXIS or upon any termination of this Agreement by you, that you shall have no action, cause of action, claim or demand, either statutory or at common law, against the DRAXIS Group or any other Person as a consequence of such termination.

15.    RETURN OF PROPERTY
       In the event your employment with DRAXIS is terminated for any reason, including resignation or retirement, you will immediately return all DRAXIS property in your possession or under your control.

16.    PROVISIONS OPERATING FOLLOWING TERMINATION
       Notwithstanding any termination of your employment with or without cause, Sections 11, 12, 13, 14 and 17 and any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

17.    ACKNOWLEDGEMENT
       You acknowledge that the DRAXIS Group shall not, for any purpose, including in the event of a subsequent termination, be required to recognize or take into account any prior service with your previous employers.

18.    SEVERABILITY
       If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

19.    NOTICE

     Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

       To:    Danny Brazier
              316 Lori Avenue
              Stouffville, Ontario

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                  Page 11

              L4A 6C2

       To:    DRAXIS HEALTH Inc.
              6870 Goreway Drive, 2nd Floor
              Mississauga, Ontario
              L4V 1P1
              Attention: President and Chief Executive Officer

or such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery or by fax shall be deemed to have been given on the day of actual delivery and, if made or given by registered mail on the third day, other than a Saturday, Sunday or a statutory holiday in Ontario, following the deposit thereof in the mail.

20.    GOVERNING LAW
       This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and Canada applicable thereto.

21.    BENEFIT OF AGREEMENT
       This Agreement shall enure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of DRAXIS respectively.

22.    ENTIRE AGREEMENT
       This Agreement and its Schedules constitute the entire agreement between the parties with respect to your terms and conditions of employment and cancel and supersede any prior understandings and agreements between the parties to this Agreement, including, without limitation the Original Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties other than as expressly set forth in this Agreement and its Schedules. You waive any right to assert a claim in tort based on any pre-contractual representations, negligent, or otherwise, made by the DRAXIS Group.

       To acknowledge that the terms of employment as expressed in this Agreement are acceptable to you, please execute the enclosed copy of this letter as indicated below and return it to me at your earliest opportunity.

                                   Yours truly,

                                   DRAXIS PHARMA INC.


                           Per:    /s/ Martin Barkin
                                   Martin Barkin, M.D., F.R.C.S.C.
                                   President and Chief Executive Officer of
                                   Draxis Health Inc.

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL                                                  Page 12

       I accept the above-noted terms of employment with Draxis Health Inc. as Senior Vice President Corporate Development and Strategic Planning, I agree to comply with and be bound by the terms of employment outlined in this Agreement.

       Dated at          , the          day of             , 2004.


                                                /s/ Danny Brazier
-------------------------                       --------------------------------
Witness                                         Danny Brazier

                                   SCHEDULE A

                     STOCK OPTION PLAN OF DRAXIS HEALTH INC.

                       AS AMENDED AND SUBMITTED TO THE TSE
                                  JUNE 27, 2001

                                STOCK OPTION PLAN

                                       OF

                               DRAXIS HEALTH INC.

1.            PURPOSE OF THE PLAN

              The Draxis Health Inc. Stock Option Plan (the "Plan) is intended to attract and retain highly qualified officers, directors and employees who will be motivated towards the success of Draxis Health Inc. (the "Corporation") or any of its subsidiaries.

2.            ADMINISTRATION

              This Plan shall be administered by the Board of Directors of the Corporation (the "Board"). Subject to the terms of the Plan, the Board is authorized to approve persons to whom options may be granted, to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all determinations and take all actions necessary or advisable for the Plan's administration.

3.            GRANTING OF OPTIONS

              The Board may from time to time in the manner herein provided grant options ("Options") to purchase common shares ("Shares") of the Corporation to directors, officers, employees or area managers or arm's length consultants of the Corporation and may provide for the number of Shares to be optioned to each such director, officer, employee, area manager or arm's length consultant.. Options shall be exercised on or prior to a date determined by the Board of Directors at the date of the grant, which shall be no later than ten years from the date of the grant and shall be subject to the terms, conditions, limitations and prohibitions as are herein contained or as may be in effect at the date of the grant.

4.            SHARES SUBJECT TO PLAN

              The aggregate number of Shares that may be issued pursuant to the Plan shall be 7,500,000 Shares. The number of Shares reserved for issuance to any one person pursuant to options granted pursuant to this Plan or otherwise shall not exceed 5% of the outstanding Shares.

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

5.            PARTICIPANTS

              The individuals who are eligible to receive Options hereunder shall be directors, officers or employees of the Corporation or a subsidiary of the Corporation or arm's length consultants of the Corporation or a subsidiary of the Corporation (the "Eligible Optionees"). The Board shall from time to time, in its sole discretion, determine which of those Eligible Optionees will be granted Options under the Plan (the "Optionees") and the number of Shares to be optioned to such Eligible Optionees. The Board shall not be precluded from granting an Option to an Eligible Optionee solely because such Eligible Optionee may previously have been granted an Option under the plan.

6.            OPTION PRICE

              The exercise price for an Option shall be fixed by the Board when such Option is granted. Under no circumstances shall the exercise price for any Option be less than the closing price of the Shares on The Toronto Stock Exchange on the trading day immediately preceding the date of the grant.

7.            OPTION TERMS

              (a) Subject to paragraph 3 hereof, the period during which any Option may be exercised, in whole or in part, shall be such period as the Board may determine (the "Option Period").

              (b) In the event that any Option has not been exercised in respect of all Shares covered by the Option at the expiry of the Option Period, the Option shall thereupon expire.

              (c) In the event of the death of an Optionee on or prior to the expiry of an Option, while in office and at a time when such Optionee has not fully exercised any outstanding Options, such Options, to the extent then exercisable but unexercised, shall be exercisable by such Optionee's executors or personal representatives within six (6) months after such Optionee's death notwithstanding the expiration date of the Option. In the event such Options are not exercised at the expiry of such six-month period, such Options shall expire.

              (d) In the event of the total and permanent disability of an Optionee (as determined by the Board of Directors), such Optionee may, within six months after the date of such determination of disability or such other longer period as the Board of Directors may approve, notwithstanding the expiration date of the Option, exercise such part of the Option as is then exercisable. Unless the Board of Directors otherwise determines, in the event the Optionee has not exercised such Option at the expiry of such six-month period, the Option shall expire.

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

              (e) Except as provided in subparagraphs 7(c) and (d) above, if an Optionee ceases to hold office as a director, officer, employee or area manager of the Corporation during the Option Period, such part of the Option as is then exercisable may be exercised by such Optionee for a period of thirty (30) days after such Optionee ceases to hold such office or position or for such longer period as the Board of Directors may approve, after which time the Option shall terminate; provided, however, that in no event may any option be exercised outside the Option Period.

8.            NON-ASSIGNABILITY

              Each Option shall be non-assignable and non-transferable and shall, subject to the terms hereof, be exercisable only by the Optionee to whom it is granted.

9.            RIGHTS OF OPTIONEES BEFORE EXERCISE OF OPTION

              The Optionees shall not have any rights whatsoever as shareholders in respect of the Shares covered by such Options until such Options are exercised and payment for such Shares has been made.

10.           EXERCISE OF OPTION

              Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise in the form attached hereto as Schedule A specifying the number of Shares with respect to which the Option is being exercised, and accompanied by payment in full of the purchase price for the Shares then being purchased and a duly executed Stock Option Agreement.

11.           SHARE CAPITAL ADJUSTMENTS

              If the outstanding Shares subject to this Plan are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more amalgamations, reorganizations, re-capitalization, stock splits, consolidations, stock dividends in the nature of stock splits or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which the Options may thereafter be granted under this Plan and for which Options then outstanding under this Plan may thereafter be exercised. Any such adjustment in outstanding Options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such Option.

              No fractional securities shall be issued upon the exercise of an Option. Accordingly, if as a result of any adjustment under this paragraph, an Optionee would be entitled to a fractional security, the Optionee shall have the right to acquire only the adjusted number of whole securities and no payment or other adjustment will be made with respect to fractional securities so disregarded.

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

12.           LIQUIDATION, DISSOLUTION OR WINDING-UP

              In the event that the Corporation proposes to liquidate, dissolve or wind-up, the Corporation shall give written notice thereof to each Optionee and such Optionee shall be entitled to exercise all then exercisable Options within thirty (30) days of the giving of such notice, provided, however, that in no event may such Option be exercised outside of the Option Period. Upon the expiration of such thirty (30) day period, all rights of Optionees to such Options or to exercise the same shall terminate and cease to have any further force or effect, unless otherwise determined by the Board of Directors.

13.           CHANGE OF CONTROL

              Notwithstanding the foregoing, in the event that at any date following the date hereof:

              (a) any change in the ownership as of the date hereof, direct or indirect, of the outstanding shares of the Corporation as a result of which an individual, partnership, association, trust, unincorporated organization, ("person") or group of Persons, hold shares and/or other securities in excessive of the number which, directly or following conversion or exercise thereof, will entitle the holders thereof to cast 20% or more of the votes attaching all such shares and/or other securities of the Corporation which may be cast to elect the directors of the Corporation; or

              (b) the sale, transfer or any manner of disposition of 50% or more of the assets of the Corporation to an arm's length Person;

and the Board of Directors recommends acceptance of such offer to the Shareholders of the Corporation or, if the Board of Directors has made no recommendation, the Shareholders have approved or accepted the proposed transaction, then any Option outstanding hereunder, including Options not then otherwise exercisable, shall become immediately exercisable upon the issuance of the recommendation of the Board of Directors or the approval or acceptance of the Shareholders, as the case may be.

14.           AMENDMENT OR TERMINATION

              The Board of Directors may terminate the Plan any time or, with the consent of The Toronto Stock Exchange, amend the Plan at any time provided, however, that except as permitted herein, the Board may not, without the approval of the Optionee to whom Options have been granted, alter or impair such Option.

              The Board may from time to time make, amend and repeal such regulations under the Plan as they deem expedient for the purpose of carrying out the Plan and such regulations from time to time in force shall, together with the Plan, be binding and conclusive on the Corporation and on all holders of Options granted under the Plan and their legal personal representatives.

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

                                  SCHEDULE "A"

                                STOCK OPTION PLAN

                               DRAXIS HEALTH INC.

                              ELECTION TO PURCHASE

TO:           The Secretary of
              Draxis Health Inc.

              Pursuant to the terms of the stock option granted to me on
(the "Date of the Grant"), I hereby elect to purchase                   common
shares of Draxis Health Inc. which were the subject of such stock option. I understand that such purchase is subject to all the terms and conditions of such stock option and of the Draxis Health Inc. Stock Option Plan.

              Enclosed is a certified cheque, bank draft or money order payable
to Draxis Health Inc. in the amount of $             , the full amount of the
exercise price for the number of common shares indicated above.


-------------------------------      ------------------------------------
DATE                                 (PRINT NAME)


                                     ------------------------------------
                                     (SIGNATURE)

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL


                                   SCHEDULE B

                            DEFERRED SHARE UNIT PLAN

                               DRAXIS HEALTH INC.
                            DEFERRED SHARE UNIT PLAN
                                  FOR EMPLOYEES

1.     INTRODUCTION

1.1    PURPOSE

       The Draxis Health Inc. Deferred Share Unit Plan for senior management employees has been established to provide such employees of Draxis Health Inc. and its subsidiaries with the opportunity to acquire share equivalent units convertible to cash or Common Shares of Draxis Health Inc. upon the termination of employment of an employee. Acquiring such units will allow these employees to participate in the long-term success of Draxis Health Inc. and will promote a greater alignment of interests between such employees and the shareholders.

1.2    DEFINITIONS

       For purposes of the Plan:

       (a) "Annual Remuneration" means the Base Salary and Bonus payable to an Eligible Employee by the Company in or in respect of each financial year;

       (b) "Applicable Withholding Taxes" means any and all taxes and other source deductions or other amounts which the Company is required by law to withhold from any amounts to be paid or credited hereunder;

       (c) "Award Date" means each date on which Deferred Share Units are credited to an Eligible Employee in accordance with Section 3.1, which shall be, unless otherwise determined by the Committee, January 1st of each financial year in which the Eligible Employee is eligible to participate in the Plan, except 2000 the first year of the Plan in which case the Award Date shall be February 1, 2000;

       (d) "Award Market Value" means the average of the daily high and low board lot trading prices of Common Shares on The Toronto or Nasdaq Stock Exchanges on each of the five trading days prior to the Award Date on which there was a trade of a board lot of Common Shares. Should Common Shares no longer be publicly traded at the relevant time such that the Award Market Value cannot be determined in accordance with the formula set out herein, such value shall be determined by the Committee in good faith and shall depend upon the fair market value of the Common Shares within the period that commences one year before the Award Date and ends at the time of the Award Date;

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

       (e) "Base Salary" means the regular base salary received by an Eligible Employee from the Company during the relevant financial year as determined by the Company from time to time excluding vacation pay in lieu of time off, Bonuses, service awards or any special compensation;

       (f) "Bonus" means an amount in addition to Base Remuneration calculated and awarded by the Board to an Eligible Employee following completion of a financial year in respect of such Employee's contribution to the operations of the Company for such financial year, excluding for greater certainty, any payments under the Stock Ownership Plan or, its predecessor, the Stock Purchases and Bonus Plan;

       (g)    "Board" means the board of directors of the Company;

       (h) "Committee" means the committee of the Board responsible for recommending to the Board the eligibility of an employee to participate in this Plan;

       (i)    "Common Shares" means the common shares of the Company;

       (j) "Company" means Draxis Health Inc. or any of its subsidiaries or affiliates as defined in paragraph 3 of the Canada Customs and Revenue Agency Interpretation Bulletin IT-337R3 that may adopt the Plan pursuant to its terms;

       (k) "Deferred Share Unit" means a unit equivalent in value to a Common Share, credited by means of a bookkeeping entry in the books of the Company in accordance with an election made by an Eligible Employee pursuant to Section 3;

       (l) "Deferred Share Units outstanding under the Plan" or "Deferred Share Units credited to an Employee's Account" at a particular time for the purposes of Articles 4 and 5 shall be deemed to mean and include at any particular time in any particular financial year Deferred Share Units subsequently granted in respect of a Bonus determined in respect of a completed financial year and in respect of which an Eligible Employee has made an election pursuant to Section 3.2;

       (m)    "Deferred Share Unit Amount" has the meaning given thereto in
              Section 4.1;

       (n) "Dividend Equivalents" means a bookkeeping entry whereby each Deferred Share Unit is credited with the equivalent amount of the dividend or other distribution paid on a Common Share in accordance with Section 3.3;

       (o) "Dividend Market Value" means the average of the daily high and low board lot trading prices of Common Shares on The Toronto or Nasdaq Stock Exchanges on each of the five trading days prior to the Award Date on which there was a trade of a board lot of Common Shares;

       (p) "Election Form" means a document substantially in the form of Schedule "A" to this Plan;

       (q) "Eligible Employee" means a person who is, at the relevant time, an employee of the Company or any of its subsidiaries and is designated by the Committee as eligible to participate in the Plan;

       (r) "Plan" means this Draxis Health Inc. Deferred Share Unit Plan for Employees, as amended from time to time;

       (s) "Redemption Date" means the date upon which an Eligible Employee ceases to be employed by the Company or any of its subsidiaries or affiliates as defined in paragraph 3 of the Canada Customs and Revenue Agency's Interpretation Bulletin IT 337R3; and

       (t) "Redemption Value" means the average of the daily high and low board lot trading prices of Common Shares on The Toronto or Nasdaq Stock Exchanges on each of the five trading days prior to the Redemption Date on which there was a trade of a board lot of Common Shares. Should Common Shares no longer be publicly traded at the relevant time such that the Redemption Value cannot be determined in accordance with the formula set out herein the provisions in this regard described in the definition of Award Value shall apply mutatis mutandis.

1.3    EFFECTIVE DATE OF PLAN

       The effective date of the Plan shall be February 1, 2000 or such other later date as the Board may determine.

2.     ADMINISTRATION

2.1    ADMINISTRATION OF THE PLAN

       The Plan shall be administered by the Board of Directors which shall, without limitation, have full and final authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board of Directors may delegate any or all of its authority with respect to the administration of the Plan and any or all of the rights, powers and discretions with respect to the Plan granted to it hereunder to the Committee or such other committee of directors of the Company as the Board of Directors may designate and upon such delegation the Committee or other committee of directors, as the case may be, as well as the Board of Directors, shall be entitled to exercise any or all of such authority, rights, powers and discretions with respect to the Plan. The directors of the Company may fully participate in voting and in other deliberations or proceedings of the Board of Directors in respect of the Plan, notwithstanding: (i) the eligibility of any of the directors to participate in the Plan; and (ii) that any of the directors may hold Deferred Share Units granted pursuant to the Plan.

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

2.2    TAXES AND OTHER SOURCE DEDUCTIONS

       The Company shall be authorized to deduct from any amount to be paid or credited hereunder any Applicable Withholding Taxes in such manner as the Company determines.

3.     DEFERRED SHARE UNITS

3.1    AWARD OF DEFERRED SHARE UNITS

(a) Each Eligible Employee shall be credited with Deferred Share Units in respect of that part of an Eligible Employee's Base Salary which such Eligible Employee has elected to receive in the form of Deferred Share Units as provided in Section 3.2, in the manner set forth in this Plan. All Deferred Share Units to be credited to an Eligible Employee will be credited to an account maintained for the Eligible Employee on the books of the Company. The Deferred Share Units to be credited to an Eligible Employee will be credited to such account on each Award Date in respect of the portion of his or her base Salary to be credited in Deferred Share Units to be earned in the financial year commencing on the Award Date. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited on each Award Date shall be determined by dividing (a) the amount of the applicable portion of the Base Salary to be credited in Deferred Share Units on that Award Date by (b) the Award Market Value.

(b) Each Eligible Employee shall be credited with Deferred Share Units in respect of that part of an Eligible Employee's Bonus which such Eligible Employee has elected to receive in the form of Deferred Share Units as provided in Section 3.2, in the manner set forth in this Plan. All Deferred Share Units to be credited to an Eligible Employee will be credited to an account maintained for the Eligible Employee on the books of the Company. The Deferred Share Units to be credited to an Eligible Employee will be credited to such account as of the Award Date for a relevant financial year upon determination of the Bonus earned following completion of such financial year. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited effective each Award Date shall be determined by dividing (a) the amount of the applicable portion of the Bonus to be credited in Deferred Share Units effective that Award Date by (b) the Award Market Value determined in respect of that Award Date.

3.2    ELECTION

       Each Eligible Employee shall have the right to elect on December 1 of each financial year (except 2000 the first year of the Plan in which case the date shall be February 1, 2000) whether such Employee wishes to receive some of such Employee's Annual Remuneration for the immediately succeeding financial year (or for that part of the year remaining in the case of 2000) in the form of Deferred Share Units. This election shall be made by completing, signing and delivering to the Secretary of the Company the Election Form: (a) in the case of an existing employee, by December of the financial year preceding the financial year to which such election is to apply; or (b) in the case of 2000 by February 1, 2000. In each case, the election, when made, shall only apply prospectively with respect to the Eligible Employee's Annual Remuneration yet to be earned.

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

3.3    CREDITS FOR DIVIDENDS

(a) An Eligible Employee's account shall be credited with Dividend Equivalents in the form of additional Deferred Share Units on each dividend payment date in respect of which ordinary course cash dividends are paid on Common Shares. Such Dividend Equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of Deferred Share Units recorded in the Eligible Employee's account on the record date for the payment of such dividend, by (b) the Dividend Market Value, with fractions computed to three decimal places.

(b) All Dividend Equivalents credited hereunder at any particular time in a year to an Eligible Employee in the form of Deferred Share Units shall be adjusted as of the particular dividend payment date to reflect the determination at the end of a year of additional Deferred Share Units in respect of a Bonus concerning which an Eligible Employee has made an election pursuant to the provisions of 3.1 and 3.2.

3.4    REPORTING OF DEFERRED SHARE UNITS

       Statements of the Deferred Share Unit accounts will be provided to the Eligible Employees at least annually.

4.     REDEMPTION OF DEFERRED SHARE UNITS

4.1    REDEMPTION OF DEFERRED SHARE UNITS

(a) An Eligible Employee shall be entitled on the Redemption Date to redeem the Deferred Share Units credited to the Eligible Employee's account for an amount (the "Deferred Share Unit Amount") equal to the product that results from multiplying (i) the number of Deferred Share Units recorded in the Eligible Employee's account on the Redemption Date by (ii) the Redemption Value of the Common Shares. Upon payment in full by the Company to the Eligible Employee of the value of the Deferred Share Unit Amount, the Deferred Share Units shall be cancelled.

(b) The Deferred Share Unit Amount payable to an Eligible Employee, less any Applicable Withholding Taxes, may be used to acquire Common Shares on the open market through an independent broker designated by the Company (the "Designated Broker") or may be paid in cash less Applicable Withholding Taxes to the Eligible Employee, at the discretion of the Company. The Company will also make a cash payment, less any Applicable Withholding Taxes, to the Eligible Employee with respect to the value of fractional Deferred Share Units standing to the Eligible Employee's credit.

(c) If the Company has determined, that payment of the Deferred Share Unit Amount be made in the form of Common Shares purchased on the open market through a Designated Broker, as described in Section 4.1 (b) above, the Company will calculate the number of whole Common Shares to be purchased by the Designated Broker on the open market on behalf and for

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

the benefit of the Eligible Employee. The number of Common Shares will be determined by dividing (i) the Deferred Share Unit Amount payable, less any Applicable Withholdings Taxes, by (ii) the Redemption Value of a Common Share as determined on the Redemption Date or, if the Redemption Date is not a trading date for shares on the Toronto and Nasdaq Stock Exchanges, on the next such trading date and the Company shall advise the Designated Broker of the specified number of whole Common Shares to be purchased on behalf of the Eligible Employee. The Designated Broker will purchase the specified number of whole Common Shares as soon practicable after being notified by the Company. On or before the date of settlement with respect to the purchase of the Common Shares by the Designated Broker, the Company, acting as agent for the Eligible Employee, will pay the purchase price of the specified number of Common Shares to the Designated Broker, together with any reasonable brokerage fees or commissions related thereto. The Company will also make a cash payment, less any Applicable Withholdings Taxes, to the Eligible Employee with respect to the value of fractional Deferred Share Units still standing to the Eligible Employee's credit after the maximum number of whole Common Shares has been purchased as described above.

(d) Deferred Share Unit Amounts paid by the Company in accordance with (a) through (c) above will be paid to or on behalf of the Eligible Employee no later than the end of the first calendar year after the Redemption Date.

4.2    DEATH OF ELIGIBLE EMPLOYEE PRIOR TO REDEMPTION

       Upon the death of an Eligible Employee prior to the redemption of the Deferred Share Units credited to the account of such Eligible Employee under the Plan, a dependant relation or legal representative, shall be entitled to redeem the Deferred Share Units in accordance with Section 4.1. For greater certainty, the Deferred Share Unit Amount payable shall be equivalent to the amount which would have been paid to the Eligible Employee pursuant to and subject to Section 4.1, calculated as if the Eligible Employee had previously ceased to be an employee of the Company on the day prior to his or her death.

4.3 In the event a Redemption Date occurs prior to the end of a financial year, the number of Deferred Share Units awarded to an Eligible Employee in respect of his Annual Remuneration for that particular year shall, for the purposes of calculating the Redemption Value, be reduced proportionately to reflect that the Eligible Employee was employed by the Company for less than that particular full financial year.

5.     GENERAL

5.1    ADJUSTMENTS TO DEFERRED SHARE UNITS

       In the event of the declaration of any stock dividend, a subdivision, consolidation, reclassification, exchange, or other change with respect to the Common Shares, or a merger, consolidation, spin-off, or other distribution (other than ordinary course cash dividends) of the Company's assets to its shareholders, the account of each Eligible Employee and the Deferred Share Units outstanding under the Plan shall be adjusted to appropriately reflect the event. However, no amount will be paid to, or in respect of, an Eligible Employee under the Plan or

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

pursuant to any other arrangement, and no Deferred Share Units will be granted to such Eligible Employee to compensate for a downward fluctuation in the price of Common Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Employee for such purpose.

5.2    DESIGNATION OF BENEFICIARY

       An Eligible Employee may, by written notice to the Secretary of the Company, designate a person to receive the benefits payable under the Plan on the Eligible Employee's death, and may also by written notice to the Secretary of the Company alter or revoke such designation from time to time, subject always to the provisions of any applicable law. Such written notice shall be in such form and shall be executed in such manner as the Committee in its discretion may from time to time determine.

5.3    AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN

(a) The Board may from time to time amend or suspend the Plan in whole or in part and may at any time terminate the Plan. However, any such amendment, suspension, or termination shall not adversely affect the right of any Eligible Employee with respect to Deferred Share Units credited to such Eligible Employee at the time of such amendment, suspension or termination, without the consent of the affected Eligible Employee.

(b) If the Board terminates the Plan, no new Deferred Share Units will be credited to the account of an Eligible Employee, but previously credited Deferred Share Units and Deferred Share Units to be credited to the end of a financial year with respect to any Bonus pursuant to Section 3.1 shall remain outstanding and shall be entitled to Dividend Equivalents as provided under section 3.3, and be paid in accordance with the terms and conditions of the Plan existing at the time of termination. The Plan will finally cease to operate for all purposes when the last remaining Eligible Employee receives payment, in cash or Common Shares, in satisfaction of all Deferred Share Units recorded in the Eligible Employee's account.

5.4    COMPLIANCE WITH LAWS

       The administration of the Plan shall be subject to and performed in conformity with all applicable laws and any applicable regulations of a duly constituted authority. Should the Committee, in its sole discretion, determine that it is not feasible or desirable to honour an election in favour of Deferred Share Units due to such laws or regulations, its obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on a before-tax basis).

5.5    REORGANIZATION OF THE COMPANY

       The existence of any Deferred Share Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

5.6    GENERAL RESTRICTIONS AND ASSIGNMENT

(a) Except as required by law, the rights of an Eligible Employee under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Eligible Employee.

(b) Rights and obligations under the Plan may be assigned by the Company to a successor in the business of the Company.

5.7    NO RIGHT TO SERVICE

       Neither participation in the Plan nor any action taken under the Plan shall give or be deemed to give any Eligible Employee a right to continued employment with the Company or any of its subsidiaries and shall not interfere with any right of the Company to terminate the employment of any Eligible Employee at any time.

5.8    NO SHAREHOLDER RIGHTS

       Under no circumstances shall Deferred Share Units be considered Common Shares or shares of any other class of the Company, nor entitle any Eligible Employee to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Eligible Employee be considered the owner of the Common Shares by virtue of the award of Deferred Share Units.

5.9    GOVERNING LAW

       The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

5.10   INTERPRETATION

       In this text words importing the singular meaning shall include the plural and VICE VERSA, and words importing the masculine shall include the feminine and neuter genders.

5.11   SEVERABILITY

       The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan.

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

                                  SCHEDULE "A"

                   DRAXIS HEALTH INC. DEFERRED SHARE UNIT PLAN
                           FOR DIRECTORS (THE "PLAN")

                              ANNUAL ELECTION FORM

1.     ANNUAL REMUNERATION

(a) I elect to receive my Base Remuneration as follows (please check either Box "A" or Box "B"):

              A.     _______% in Deferred Share Units (not to exceed 20%)

                     and

              B.     ________% in cash.

(b) I elect to receive my Bonus, if any, as follows: (Please check either Box "C" or Box "D"

              C.     ________% in Deferred Share Units (not to exceed 100%)

              D.     ________% in cash.

2.     DESIGNATION OF BENEFICIARY

       In accordance with the terms of the Plan, I appoint as designated beneficiary, or if previously done, I hereby revoke any designation of beneficiary heretofore made by me under the Plan, and hereby appoint as designated beneficiary to receive any payment in accordance with the Plan that may fall due after my death:
       ______________________________________ [INSERT FULL NAME]; provided, however, that if the above named beneficiary predeceases me such payment shall be made to my estate.

3.     I UNDERSTAND THAT:

   - All capitalized terms shall have the meanings attributed to them under the Plan.
   -   All payments will be net of any Applicable Withholding Taxes.

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

                                   )     --------------------------------------
     Witness Signature             )     Eligible Employee's  Signature
                                   )
                                   )     --------------------------------------)
     Witness Name (please print)   )     Eligible Employee's Name (please print)
                                   )
                                   )     --------------------------------------
                                   )     Date

UNTIL THIS ELECTION FORM IS RETURNED TO THE SECRETARY OF THE COMPANY, 100% OF THE ANNUAL REMUNERATION WILL BE RECEIVED IN THE FORM OF CASH.

                                   SCHEDULE C

               DRAXIS HEALTH DISCLOSURE AND INSIDER TRADING POLICY

OBJECTIVE AND SCOPE

Draxis Health Inc. ("Draxis" or the "Company") is committed to providing timely, factual, accurate and balanced disclosure of material information about the Company, consistent with legal and regulatory requirements. The Company will disseminate news regarding developments which could have a material impact on the Company's operations and financial results on a timely basis, except where confidentiality issues require a delay. It is imperative that the general public has timely access to material information.

This Policy confirms in writing our existing disclosure policies and practices. Its goal is to raise awareness of the Company's approach to disclosure among the Board of Directors, senior management and employees of the Company and its subsidiaries. This Policy extends to all employees of the Company and its subsidiaries, its Board of Directors and those authorized to speak on its behalf. It covers disclosures in documents filed with the securities regulators and written statements made in the Company's annual and quarterly reports, news releases, letters to shareholders, and information contained on the Company's website and other electronic communications. It also extends to oral statements and in particular presentations and speeches by senior management and oral statements in meetings and telephone conversations with analysts and investors, interviews with the media as well as press conferences and conference calls. This Policy has been approved by the Board of Directors of the Company.

DISCLOSURE AND INSIDER TRADING POLICY COMMITTEE

The President and Chief Executive Officer, upon consultation with the Board of Directors' Nominating and Corporate Governance Committee, has established a Disclosure and Insider Trading Policy Committee consisting of the President and Chief Executive Officer (CEO), the Chief Financial Officer (CFO), the Investor Relations Officer (IRO), and the General Counsel and Secretary

The Disclosure and Insider Trading Policy Committee will determine when developments not specifically addressed by this Policy require public disclosure or require the imposition of trading restrictions or a blackout period and will determine who specifically is affected by such restrictions. The Committee will meet as conditions dictate. If appropriate, the Committee will review any situation not specifically addressed by this Policy with the Nominating and Corporation Governance Committee or the Board of Directors of the Company. A written record of decisions will be maintained by the General Counsel and Secretary.

IT IS ESSENTIAL THAT THE DISCLOSURE AND INSIDER TRADING POLICY COMMITTEE BE FULLY APPRISED BY ALL OFFICERS AND EMPLOYEES OF THE COMPANY OF ALL MATERIAL COMPANY DEVELOPMENTS IN ORDER TO EVALUATE AND DISCUSS THOSE EVENTS TO DETERMINE THE APPROPRIATENESS AND TIMING FOR PUBLIC RELEASE OF MATERIAL INFORMATION OR WHETHER THE INFORMATION SHOULD REMAIN CONFIDENTIAL (IN KEEPING WITH SECURITIES REGULATIONS AND STOCK EXCHANGE RULES), AND IF SO, HOW THAT UNDISCLOSED CONFIDENTIAL INFORMATION WILL BE CONTROLLED AND FOR WHAT TIME PERIOD.

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

The Disclosure and Insider Trading Policy Committee will be chaired by a designated member of the Committee.

The Disclosure and Insider Trading Policy Committee will review and update this Policy, if necessary, on an annual basis or as needed to ensure compliance with changing securities regulations and guidelines. All modifications to this Policy shall be approved by the Board of Directors of the Company.

DESIGNATED SPOKESPERSONS

The Company designates a limited number of spokespersons responsible for communication with the investment community, investors, analysts, regulators and the media. The CEO, the CFO and the IRO shall be the official spokespersons for the Company. Individuals holding these offices may, from time to time, designate others within the Company to speak on behalf of the Company as back-ups or to respond to specific inquiries from the investment community or the media.

Employees who are not authorized spokespersons must not respond under any circumstances to inquiries from the investment community or the media unless specifically asked to do so by an authorized spokesperson. All such inquiries shall be referred to the IRO.

Except for discussions with business partners by senior management, employees should refrain from discussing confidential and potentially material affairs of the Company with third parties, unless expressly authorized to do so.

RESPONSIBILITY FOR ELECTRONIC COMMUNICATIONS

This Policy also applies to electronic communications. Accordingly, officers and personnel responsible for written public disclosures shall also be responsible for electronic communications. The IRO is responsible for updating and maintaining the investor relations section of the Company's website and is responsible, along with the General Counsel, for monitoring all Company information placed on the website to ensure that it is accurate, complete and up to date. Any material changes in information must be updated immediately. Although the Company views electronic communications as an extension of its formal disclosure record, it recognizes that disclosure on its website does not necessarily constitute adequate disclosure of information that is considered material non-public information. Any disclosures of material information on its website will be coordinated with full disclosure, which generally includes appropriate dissemination of a news release.

Policies and practices relating to the construction and use of the Company website shall be reviewed periodically by the Disclosure and Insider Trading Policy Committee, using in part the guidelines set out in Appendix A, Guidelines for the Company Website and the recommendation of any reports from external website audits/reviews.
The IRO shall also be responsible for responses to electronic inquiries. Only previously disclosed public information or information which could otherwise be disclosed in accordance with this Policy shall be utilized in responding to electronic inquiries.

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

Employees are prohibited from participating in Internet chat room or newsgroup discussions on matters pertaining to the Company's activities or its shares or other securities. Employees who encounter a discussion pertaining to the Company should advise the IRO immediately, so the discussion may be monitored.

MATERIAL INFORMATION

Material information is any information relating to the business and affairs of the Company that results in, or would reasonably be expected to result in, a significant change in the market price or value of the Company's securities or that would reasonably be expected to have a significant influence on a reasonable investor's investment decisions. To qualify as material information, the United States Securities and Exchange Commission (SEC) states that there must be a substantial likelihood that a fact would be viewed by a reasonable investor as significantly altering the total mix of information available about the Company. Material information consists of both material facts and material changes relating to the business and affairs of the Company. Examples of developments that may give rise to material information include, but are not limited to, the following:

  - Development of new products and developments affecting the Company's resources, technologies, products or market
  -    Entering into or loss of significant contracts
  -    A significant acquisition, disposition or merger involving the Company
  - A new issue of securities or a significant change in the Company's capital structure
  -    Significant changes in senior management
  -    Significant litigation
  -    A significant change in the Company's lending arrangements
  - A significant change in previously disclosed near-term expected revenues or earnings
  - Any other developments relating to the business and affairs of the Company that would reasonably be expected to significantly affect the market price or value of any of the Company's securities or that would reasonably be expected to have a significant influence on a reasonable investor's investment decisions.

PRINCIPLES OF DISCLOSURE OF MATERIAL INFORMATION

In complying with the requirement to disclose forthwith all material information under applicable laws and stock exchange rules, the Company will adhere to the following basic disclosure rules:

  1. Material information will be publicly disclosed immediately, unless the Disclosure and Insider Trading Policy Committee determines that such disclosure would be unduly detrimental to the Company (in which case the information will be kept confidential for a limited period of time until the Committee determines it is appropriate to publicly disclose). In appropriate circumstances, the Disclosure and Insider Trading Policy Committee will cause a confidential material change report to be filed with the applicable securities regulators, will periodically (at least every 10 days) review its decision to keep the information confidential and will promptly

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

       disclose any material change that is the subject of the confidential material change report if required by applicable securities legislation.

  2. Disclosure must include any information the omission of which would make the rest of the disclosure misleading (half truths are misleading).

  3. Unfavourable material information must be disclosed as promptly and completely as favourable information.

  4. No selective disclosure. Previously undisclosed material information must not be disclosed to selected individuals or organizations (for example, in an interview with an analyst or in a telephone conversation with a major shareholder). If previously undisclosed material information has been inadvertently disclosed to an analyst or any other person, such information must be disclosed promptly via news release in compliance with applicable SEC and Canadian regulatory and legal requirements. The Company will always file documents containing material information concurrently on all appropriate public files, including SEDAR and EDGAR.

  5. Disclosure of material information must be updated if earlier disclosure has become misleading as a result of intervening events.

CONFIDENTIAL INFORMATION

The withholding of confidential material information on the basis that disclosure would be unduly detrimental to the Company's interest must be infrequent and can only be justified where the potential harm to the Company or to shareholders caused by immediate disclosure may reasonably be considered to significantly outweigh the undesirable consequences of delaying disclosure. Stock exchanges, specifically NASDAQ and the TSX, discourage delaying disclosure for a lengthy period of time, since it is unlikely that confidentiality can be maintained beyond the short term.

Examples of instances where disclosure might be unduly detrimental to the Company include:

  1. Release of the information would prejudice the ability of the Company to pursue specific and limited near-term objectives or to complete a transaction or series of transactions that are underway.

  2. Disclosure of the information would provide competitors with confidential corporate information that would be of significant benefit to them. A decision to release a new product for example, or the details of the features of a new product, may be withheld for competitive reasons.

  3. Disclosure of information concerning the status of ongoing negotiations would prejudice the successful completion of those negotiations.

NON GAAP FINANCIAL MEASURES

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

Whenever the Company publicly discloses material information that includes a non-GAAP financial measure, the disclosure must comply with applicable SEC and Canadian legal requirements and guidelines. The non-GAAP financial measure must be accompanied by a presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and a reconciliation of the differences between the non-GAAP financial measure and the most comparable GAAP financial measure or measures. If the non-GAAP financial measure is made public orally, telephonically, by webcast, by broadcast or by similar means, the required reconciliation must be posted on the Company's website and the location of the website must be made public in the same presentation in which the non-GAAP financial measure is made public.

NEWS RELEASES

Once the Disclosure and Insider Trading Policy Committee determines that a development is material, it will authorize the prompt issuance of a news release, unless the Disclosure and Insider Trading Policy Committee determines that such developments must remain confidential for the time being, in which case any confidential filings required by applicable securities legislation will be made and appropriate control of that inside information will be instituted.

Should a material statement inadvertently be made in a selective forum, the Company will promptly issue a news release in order to fully and publicly disclose that information in accordance with applicable SEC and Canadian regulatory and legal requirements. The Disclosure and Insider Trading Policy Committee shall determine at its discretion if the text of the news release should be reviewed prior to publication by the Audit Committee (for financial matters) and the Board of Directors (for financial and all other matters), the Company's external auditors and outside counsel.

News releases will be disseminated through an approved news wire service that provides simultaneous national and/or international distribution. News releases will be transmitted to all stock exchange members, relevant regulatory bodies, major national financial media and the local media in areas where the Company has its headquarters and operations.

All press releases must be sent to the TSX for their review prior to their release, giving the TSX reasonable time to provide any comments thereon. If a stock exchange upon which shares of the Company are listed is open for trading at the time of a proposed announcement, prior notice of a news release announcing material information must be provided to the market surveillance agency associated with the exchange to enable a trading halt, if deemed necessary by the exchange. If a news release announcing material information is issued outside of trading hours, market surveillance agencies must be notified promptly and before the market reopens.

RUMOURS

So long as it is clear that the Company is not the source of the market rumour, the Company does not comment, affirmatively or negatively, on rumours. This also applies to rumours on the Internet. The Company's spokespersons will respond consistently to those rumours, saying, "IT IS

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

OUR POLICY NOT TO COMMENT ON MARKET RUMOURS OR SPECULATION." Should the stock exchange request that the Company make a definitive statement in response to a market rumour that is causing significant volatility in the stock, the Disclosure and Insider Trading Policy Committee will consider the matter and decide whether to make a policy exception. If the rumour is true in whole or in part, the Company will immediately issue a news release disclosing the relevant material information.

FORWARD LOOKING INFORMATION

The Company will not release earnings projections other than in a prospectus grade offering document (and only in compliance with applicable securities laws), will not confirm analysts' earnings estimates and will not attempt to influence an analyst's opinions or conclusions. The Company may continue to publicly disseminate non-material, forward-looking information to enable the investment community to better evaluate the Company and its prospects. To the extent that forward looking information is provided in a disclosure document, the document is to be accompanied by meaningful cautionary language that warns investors that there is a risk that the statement could change materially. In the case of oral or electronically presented forward-looking statements, the statement will be identified as such and the spokesperson will refer to a readily available written document (news release, annual report) for the cautionary language.

CONTACTS WITH ANALYSTS, INVESTORS AND THE MEDIA

The Company recognizes that analysts and the media are important conduits for disseminating corporate information to the investing public and that analysts play a key role in interpreting and clarifying existing public data and in providing investors with context, industry trends, comparisons and background information and details that cannot practically be put in public documents. The Company will meet with analysts, investors and reporters on an individual or small group basis as needed and will initiate contacts or respond to analyst, investor and media calls in a timely, consistent and accurate fashion in accordance with this disclosure policy. The Company will provide only non-material information through individual and group meetings, in addition to publicly disclosed information, recognizing that this information may be constructed into a mosaic that could result in material information. The Company cannot alter the materiality of information by breaking down the information into smaller, non-material components. The Company will not engage in selective disclosure of material non-public information to analysts, however it will provide, through its website or otherwise, the same sort of detailed, non-material information to individual investors or reporters that has been provided to analysts. Any slides used in meetings with analysts or investors may be posted on the website. It is highly desirable that where practicable more than one Company representative be present at all individual and group meetings with analysts, investors, media representatives.

The Company recognizes that analyst disclosure does not constitute adequate disclosure of information that is considered material non-public information. If material information is to be announced at an analyst or shareholder meeting or a press conference, its announcement must be disseminated concurrently to the general public via a full disclosure news release.

QUIET PERIODS

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

In order to avoid the potential for selective disclosure or even the perception or appearance of selective disclosure, the Company will observe a quiet period prior to quarterly earnings announcements. Regular quiet periods commence 30 days before the issuance of a news release disclosing quarterly results and end upon the issuance of said release. During the quiet period, no meetings or telephone contacts with analysts and investors will be initiated and no guidance will be provided, however the Company will respond to unsolicited inquiries concerning factual matters.

If the Company is invited to participate, during a quiet period, in investment meetings or conferences organized by others, the Disclosure and Insider Trading Policy Committee will determine, on a case-by-case basis, if it is advisable to accept the invitation. If accepted, the Company will exercise extreme caution to avoid selective disclosure of any material, non-public information.

REVIEWING ANALYST DRAFT REPORTS AND MODELS

It is the Company's policy that upon request it may review draft research reports or financial models solely for factual accuracy based on publicly disclosed information and that it will provide no guidance. The Company will not confirm, or attempt to influence, an analyst's opinions or conclusions. If requested, the Company will review the sections of a draft research report or model for the purpose of identifying factual errors consistent with NASD Rule 2711.

Analyst reports are proprietary products of the analysts' firms. Re-circulating a report by an analyst may be viewed as an endorsement by the Company of the report. For these reasons, the Company will not provide analyst reports through any means to persons outside of the Company, including posting such information on its website. The Company may post on its website a complete list, regardless of the recommendation, of all the investment firms and analysts of which it is aware who provide research coverage on the Company. If provided, such lists will not include links to the analysts' or any other third parties' websites or publications.

CONFERENCE CALLS

A conference call may be held with members of the investment community to discuss quarterly or annual financial and operating results or major material corporate developments. The Company will announce the date and time of the conference call in advance on its website and in a news release containing all relevant details for participating in or listening to the call. The conference call may be broadcast simultaneously via webcast over the Internet. The media and individual investors may call a toll-free number (or access the webcast over the Internet) and listen to the call on a real-time basis.

At the beginning of the call, a Company spokesperson will provide appropriate cautionary language with respect to any forward-looking information and will direct participants to publicly available documents containing the assumptions, sensitivities and a full discussion of the risks and uncertainties. A tape recording of the conference call will be made available for a period of

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

at least one month following the call on either a toll-free number or an archived audio webcast on the Internet, for anyone interested in listening to a replay.

After the conference call, the CFO, the IRO, the CEO (if he participated in the conference call) and the General Counsel and Secretary will meet in a debriefing session. If such debriefing identifies selective disclosure of previously undisclosed material information, the Company will promptly disclose such information, generally via news release. Any non-material supplemental information provided to participants in the conference call will also be posted on the website for others to view.

DISCLOSURE RECORD

The Company will maintain a file containing all public information about the Company, including continuous disclosure documents, news releases, analysts' reports, transcripts or tape recordings of conference calls and newspaper articles.

The minimum retention period for material corporate information posted on the website shall be one year. Specifically, news releases shall be kept for a period of two years, quarterly and annual reports for five years.

TRADING RESTRICTIONS AND BLACKOUT PERIODS

It is illegal for anyone to purchase or sell securities of any public company with knowledge of material non-public information affecting that company that has not been publicly disclosed. Except in the necessary course of business, it is also illegal for anyone to inform any other person of material non-public information.

INSIDERS, EMPLOYEES, SERVICE PROVIDERS OR THOSE IN A "SPECIAL RELATIONSHIP" (AS SUCH TERM IS DEFINED IN APPLICABLE SECURITIES LEGISLATION) WITH KNOWLEDGE OF CONFIDENTIAL OR MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY ARE PROHIBITED FROM TRADING UNTIL THE INFORMATION HAS BEEN FULLY DISCLOSED AND A REASONABLE PERIOD OF TIME HAS PASSED FOR THE INFORMATION TO BE WIDELY DISSEMINATED.

QUARTERLY TRADING BLACKOUT PERIODS WILL APPLY TO ALL EMPLOYEES DESIGNATED AS INSIDERS WHEN FINANCIAL STATEMENTS ARE BEING PREPARED BUT RESULTS HAVE NOT YET BEEN PUBLICLY DISCLOSED. QUARTERLY BLACKOUT PERIODS FOR INSIDERS WILL COMMENCE ON THE 15TH DAY FOLLOWING THE END OF A QUARTER (IF SUCH 15TH DAY IS NOT A WORKING DAY, THE PERIOD WILL COMMENCE ON THE WORKING DAY IMMEDIATELY PRECEDING THIS 15TH DAY) AND END TWO FULL BUSINESS DAYS FOLLOWING THE ISSUANCE OF A NEWS RELEASE DISCLOSING QUARTERLY RESULTS.

QUARTERLY BLACKOUT PERIODS WILL ALSO APPLY TO ALL EMPLOYEES DURING PERIODS WHEN FINANCIAL STATEMENTS HAVE BEEN PREPARED FOR REVIEW BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS BUT RESULTS HAVE NOT YET BEEN PUBLICLY DISCLOSED. THE BLACKOUT PERIOD FOR ALL EMPLOYEES COMMENCES THE FIFTH BUSINESS DAY PRIOR TO THE RELEASE OF THE COMPANY'S QUARTERLY OR ANNUAL FINANCIAL RESULTS AND ENDS TWO FULL BUSINESS DAYS FOLLOWING THE ISSUANCE OF A NEWS RELEASE DISCLOSING QUARTERLY RESULTS.

Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

During a blackout period, an employee or an Insider may, after informing the General Counsel and Secretary, exercise any options that are due to expire during the blackout period in question. However, the employee or Insider must hold the shares received upon the exercise of such options during the remainder of the blackout period.

Blackout periods may be prescribed from time to time as a result of special circumstances relating to the Company pursuant to which Insiders of the Company would be precluded from trading in securities of the Company.

Insiders shall not sell, directly or indirectly, securities of the Company or its affiliates if the Insider does not own or has not fully paid for the securities to be sold. An Insider shall not, directly or indirectly, sell a call or buy a put in respect of a security of the Company or its affiliates.

TO PROTECT THE REPUTATION OF THE COMPANY AND AVOID THE APPEARANCE OF IMPROPRIETY, ALL DIRECTORS, OFFICERS AND OTHER INSIDERS ARE REQUIRED TO PRE-CLEAR ALL PROPOSED TRADES IN THE COMPANY'S SECURITIES (INCLUDING THE EXERCISE OF STOCK OPTIONS) WITH THE GENERAL COUNSEL AND SECRETARY OR OTHER DESIGNATED OFFICER OF THE COMPANY.

Insiders are personally responsible for filing accurate and timely insider trading reports.

MAINTAINING CONFIDENTIALITY

Any employee privy to confidential information is prohibited from communicating such information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to such confidential information to only those who need to know the information and such persons will be advised that the information is to be kept confidential.

Communication by e-mail leaves a physical track of its passage that may be subject to later decryption attempts. All confidential information being transmitted over the Internet must be secured by the strongest encryption and validation methods practically available. Where possible, employees should avoid using e-mail to transmit confidential information.

Outside parties privy to undisclosed material information concerning the Company will be told that they must not divulge such information to anyone else, other than in the necessary course of business and that they may not trade in the Company's securities until the information is generally disclosed. The obtaining of a signed confidentiality agreement is desirable in these situations.

In order to prevent the misuse or inadvertent disclosure of material information, the procedures set forth below should be observed at all times:

  1. Confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis.

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

  2. Confidential documents should not be read in public places and should not be discarded where others can retrieve them. Similarly, employees should not leave confidential information at their homes or other locations outside of their work location.

  3. Transmission of documents by electronic means, such as by fax or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

  4. Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

  5. Access to confidential electronic data should be restricted through the use of passwords.

  6. Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who "need to know" that information in the necessary course of business.

  7. All proprietary information, including computer programs and other records, remain the property of the Company and may not be removed, disclosed, copied or otherwise used except in the normal course of employment or with the prior permission.

INSIDER TRADING

Insider trading is strictly regulated by Part XXI of the TSX Company Manual, applicable provincial securities legislation such as Section 76 and 134 of the Ontario Securities Act and the Regulations under the Act and Part XI of the Canadian Business Corporations Act.

An "insider" is defined in the Ontario Securities Act as every director or senior officer of a reporting issuer (i.e. the Company), every director or senior officer of a company that is itself an insider or subsidiary of a reporting issuer (i.e. Draximage and Draxis Pharma) and any person or company who beneficially owns, directly or indirectly, voting securities of a reporting issuer or who exercises control or direction over voting securities of a reporting issuer or a combination of both carrying more than 10% of the voting rights attached to all voting securities of that reporting issuer. Similar definitions apply in other provincial legislation.

Section 76 of the Ontario Securities Act prohibits any person or company in a "special relationship" with a listed company from trading on the basis of undisclosed material information on the affairs of that company. Those considered to be in a "special relationship" with a listed company include those that are insiders, affiliates or associates of the listed company, a person or company proposing to make a take over bid of the listed company and a person or company proposing to become a party to a reorganization, amalgamation, merger or similar business relationship with the listed company. A person or company in a "special

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

relationship" also includes those involved, or which were involved, in the provision of business or professional services for the listed company, including employees.

The contravention of applicable insider trading regulations and laws is a serious civil offence and may lead to civil and/or criminal sanction.

Employees are encouraged to discuss any questions or concerns they might have about insider trading activities with the General Counsel and Secretary of the Company.

The Company designates all its officers, directors, and certain employees as insiders or designated insiders for the purpose of compliance with applicable securities laws. This designation will be reviewed on an annual basis by the Disclosure and Insider Trading Policy Committee. Such individuals have strict controls on their ability to trade shares of the Company and have stringent insider reporting obligations to various Canadian securities commissions. Such trading restrictions may even continue for a reasonable period of time after an individual ceases to be an officer, director or employee because of his/her continued possession of insider information. There may also be times when other individuals employed by the Company or its affiliates will be deemed by the Disclosure and Insider Trading Policy Committee insiders for a period of time (i.e. because of close involvement in a transaction, in-licensing or access to confidential information not yet publicly disseminated). Those individuals will be advised of their status at that time by the General Counsel and Secretary of the Company.

COMMUNICATION AND ENFORCEMENT

All current and new directors, officers, authorized spokespersons and employees will be advised of this Policy and educated about its importance. This Policy will be brought to the attention of all employees and directors on an annual basis.

An employee who violates this Policy may face disciplinary action up to and including termination of his or her employment with the Company. The violation of this Policy may also violate certain securities laws. If the Company discovers that an employee has violated such securities laws, it may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

APPENDIX A - GUIDELINES FOR THE COMPANY WEBSITE

Points to be considered in the evaluation and review of the Company website may include, but are not limited to the following:

1. Investor relations material will be contained within a separate section of the website and shall include a notice that advises the reader that the information posted was accurate at the time of posting, but may be superseded by subsequent disclosures. The investor relations portion of the Company website should be sufficiently distinct in graphic style and/or colours and/or page labelling to ensure users are aware they are in the investor relations section.

2. All factual or material information and data posted to the website, including text and audio-visual material, should show the date such material was issued and/or posted to the website.

3. News releases will be posted on the Company's website immediately or as soon as possible after notification by the wire service provider of dissemination over the news wires.

4. The Company may post on the investor relations section of its website a complete list, regardless of the recommendation, of all the investment firms and analysts who provide formal research coverage on the Company. The Company may request the approval of analysts to be included on such a list. This list, if provided on the website, will not include links to the analysts' or any other third party websites or publications.

5. Links from the Company website to a third party website will include a notice that advises the reader that he or she is leaving the Company's website and that the Company is not responsible for the contents of the other site. The Company will be sensitive to any concerns about the endorsement of information on third party websites (over which it has no control).

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                                   SCHEDULE D

                               DRAXIS HEALTH INC.

                       CODE OF ETHICS AND BUSINESS CONDUCT

1.     PURPOSE AND SCOPE
It is the policy of Draxis Health Inc. (the "Corporation") to conduct its business affairs honestly, ethically and in full accordance with the law. Conduct that may raise questions as to the Corporation's, or any of its employee's, director's or representative's honesty, integrity, impartiality, or reputation, or activities that could cause embarrassment to the Corporation or damage its reputation is prohibited. Any activity, conduct, or transaction that is or may appear to be unethical, illegal, or improper business conduct must be avoided.

In this Code, "Corporation" shall also include the subsidiaries of the Corporation and "Representative" shall mean the Corporation's President and Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") or any person performing similar functions, and any other employee, director, officer or consultant engaged by the Corporation or its subsidiaries. All Representatives are subject to this Code. Compliance with this Code is essential to preserving and enhancing the Corporation's reputation as a responsible corporate citizen and ultimately in maximizing shareholder value.

Violation of the Code is a serious matter that could subject Representatives or the Corporation to legal liability and furthermore, in the case of Representatives who are employees, disciplinary sanctions including termination. This Code is not meant to be a complete code of ethics and business conduct covering every eventuality. Consequently, should a Representative be confronted with a situation where further guidance is required, the matter should be discussed with designated persons as set forth in section 6 of this Code.

2.     CONDUCT AND BEHAVIOUR
       2.1 Each Representative is accountable for observing rules of conduct that are normally accepted as standard in a business enterprise.

       2.2 Representatives shall give precedence to ethical principles and obligations in their decisions and actions. They shall respect all ethical obligations deriving from applicable laws, acts and regulations. Representatives shall not condone unethical conduct.

3.     CONFLICT OF INTEREST
       3.1 It is the policy of the Corporation that transactions with other business entities, universities or other organizations and individuals shall not be influenced or affected by the personal interests or activities of any Representative. Activities or personal interests of the Representatives or their immediate family members which are actually or potentially harmful or detrimental to the best interests of the

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

              Corporation or which create the appearance of a conflict of interest should be avoided so as not to reflect negatively on the reputation of the Corporation or its Representatives. All transactions between the Corporation and its affiliates shall be completed on a fair market basis by reference to terms and conditions available from arm's length third parties. Any actual or apparent conflicts of interest between the Corporation and its affiliates shall be resolved on the basis that the Corporation's Representatives must act in the best interests of the Corporation.

       3.2 Activities or personal interests of Representatives, including those of their immediate family members, which may or could appear to influence the objective decisions required in the performance of their Corporation responsibilities are considered to be a conflict of interest and are prohibited unless a waiver is granted by the Corporation's Board of Directors or designated committee in accordance with this Code. Such conflicts may create a presumption of favouritism or damage the reputation of the Corporation or its Representatives in the eyes of others with whom the Corporation may transact business, including shareholders and the investment community.

       3.3 All Representatives have a responsibility to protect the Corporation's assets against loss, theft, abuse and unauthorized use or disposal. No Representative of the Corporation may use Corporation assets, facilities or positions to promote personal interests.

4.     INTEGRITY OF BOOKS AND RECORDS AND COMPLIANCE WITH SOUND ACCOUNTING
       PRACTICES

       4.1    PREPARATION OF BOOKS AND RECORDS

              Accuracy and reliability in the preparation of all business records is a critical importance to the decision making process and to the proper discharge of financial, legal and reporting obligations by the Corporation. All business records, expense accounts, invoices, bills, payroll, corporate records and other reports are to be prepared with care and honesty. False or misleading entries are not permitted in the Corporation's books and records.

       4.2    FINANCIAL TRANSACTIONS

              All financial transactions are to be properly recorded in the books of account and accounting procedures are to be supported by the necessary internal controls. All books and records of the Corporation must be available for audit purposes.

              All Representatives responsible for establishing and managing the Corporation's financial reporting systems must ensure that:

              (i)    all business transactions are properly authorized;
              (ii) all records fairly and accurately reflect the transactions or occurrences to which they relate;

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

              (iii) all records fairly and accurately reflect in reasonable detail the Corporation's assets, liabilities, revenues and expenses;
              (iv) the Corporation's accounting records do not contain any false or intentionally misleading entries;
              (v) no transactions are intentionally misclassified as to accounts, departments or accounting periods;
              (vi) all transactions are supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period; and
              (vii) no information is concealed from the CFO or controller, the independent auditors, the Audit Committee or the Board of Directors.

       4.3    RESPONSIBILITIES OF REPRESENTATIVES

              Full, fair, accurate, timely and understandable disclosure in the reports and other documents that the Corporation files with, or submits to, its regulators and in the Corporation's other public communications must comply fully with the Corporation's obligations under securities laws and other applicable laws and meet expectations of the Corporation's shareholders and other members of the investment community.

              The highest standard of care must be exercised in preparing such reports, documents and other public communications. In accordance with the guidances set forth below, a Representative must:

              (i) not intentionally cause Corporation documents to be incorrect in any way;
              (ii) not create or participate in the creation of any records that are intended to conceal anything that is improper;
              (iii) properly and promptly record or cause to be recorded all disbursements of funds;
              (iv)   co-operate with the CFO, controller and external auditors;
              (v) report, in accordance with section 6 of this Code, any knowledge of any untruthful or inaccurate statements or records or transactions that do not appear to serve a legitimate commercial purpose;
              (vi) not make any unusual financial arrangements with a client or a supplier (such as over-invoicing or under-invoicing) for payments on their behalf to a third party;
              (vii) comply with generally accepted accounting principles at all times. However, technical compliance with GAAP may not be sufficient and, to the extent that technical compliance with GAAP would render financial information that the Corporation reports misleading, additional disclosure will be required;
              (viii) comply with the Corporation's system of internal accounting controls at all times. No action designed to circumvent such controls and procedures will be tolerated; and
              (ix) comply with the Corporation's disclosure controls and procedures at all times. No action designed to circumvent such controls and procedures will be tolerated.

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

5.     COMPLIANCE WITH LAWS, RULES AND REGULATIONS
       5.1 All Representatives are expected to act in full accordance with all domestic and foreign laws, rules and regulations applicable to the business of the Corporation. Violation of laws, rules or regulations or compromise of the Corporation's ethical expectations could result in written reprimands or other disciplinary action, including termination and criminal or civil legal proceedings where applicable.

       5.2 The Corporation is involved, from time to time, in matters which are sensitive in nature and important to the Corporation, its Representatives and its shareholders. Securities laws impose certain obligations on the Corporation regarding the disclosure of information to the investing public. To comply with these laws and the regulations promulgated thereunder, the Corporation has established a Disclosure and Insider Trading Policy which is applicable to all Representatives. In addition, the following policies and procedures are applicable to all Representatives:

              5.2.1 CONFIDENTIALITY: The Corporation's ability to effectively discharge its disclosure obligations under the securities laws can be adversely affected by the premature or otherwise unauthorized disclosure of internal information relating to the Corporation. All Representatives, therefore, must make every effort to maintain the confidentiality of the Corporation's internal information. These efforts include securely handling and storing all sensitive documents. Representatives should not communicate internal information to friends, family or other third parties, except as may be required in the ordinary course of business.

              5.2.2 DESIGNATED SPOKESPERSON: The Corporation designates a limited number of spokespersons responsible for communication with the media, investors and analysts. The President and CEO, the CFO and the Investor Relations Officer ("IRO") shall be the official spokespersons for the Corporation. Individuals holding these offices may, from time to time, designate others within the Corporation to speak on behalf of the Corporation as back-ups or to respond to specific inquiries from the investment community or the media.

                     Employees who are not authorized spokespersons must NOT respond under any circumstances to inquiries from the investment community or the media unless specifically asked to do so by an authorized spokesperson. All such inquiries shall be referred to the IRO.

                     Except for discussions with business partners by senior management, employees should refrain from discussing confidential and potentially material affairs of the Corporation with third parties, unless expressly authorized to do so.

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

              5.2.3 TRADING OF SECURITIES: The Disclosure and Insider Trading Policy of the Corporation sets forth the prohibitions concerning unauthorized trades of the Corporation's securities and other guidelines that must be respected by Representatives with respect to trades of the Corporation's securities.

6.     REPORTING OF CODE VIOLATIONS (WHISTLEBLOWING)
       6.1 Representatives have a responsibility to promptly report any conduct or proposed conduct that they reasonably believe to be a violation of this Code.

              6.1.1 If a Representative reasonably believes that a violation of the Code has or may occur, they should speak to either:

              (i)    to the Director or Vice President of Human Resources; or
              (ii) if the Representative is uncomfortable in talking to the Director or Vice President of Human Resources, and only in the case of financial and internal controls and accounting matters, to the Chairman of the Audit Committee of the Board of Directors; or
              (iii) if the Representative is uncomfortable in talking to the Director or Vice President of Human Resources, and in the case of non-financial matters, to the General Counsel and Secretary;

              In either case, the contacted individual will work with the Representative to investigate the concern. In the case of financial and internal controls and accounting matters, if the alleged violation is reported to the Director or Vice President of Human Resources, then that individual will follow the procedures stated in Section 6.2.

              Reported violations of this Code will be handled promptly, professionally, and with as much confidentiality as possible. All reports will be investigated and forwarded to appropriate members of management or the Board of Directors for follow up.

              6.1.2 A Representative accused of violating this Code will be given an opportunity to present his or her version of the events at issue. If it has been determined that a Representative has violated this Code, disciplinary measures may be taken against the Representative. Depending on the nature and severity of the violation, disciplinary action may include termination. Certain violations also may require the Corporation to refer the matter to criminal or civil authorities for investigation or prosecution.

              6.1.3 Any supervisor who directs or approves of conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, will be subject to disciplinary action, up to and including termination.

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

              6.1.4 In the case of an alleged violation by an executive officer or director, the Chairman of the Board of Directors, the CEO and/or the Audit Committee of the Board of Directors, as applicable, are responsible for determining whether a violation has occurred and, if so, what disciplinary measures are appropriate.

       6.2 If a Representative with concerns about questionable accounting, or auditing matters chooses to report such concerns to the Director or Vice President of Human Resources, then the Director or Vice President of Human Resources will forward all concerns to the Audit Committee unless the Director or Vice President of Human Resources first determines that the allegations are without merit. In any event, the Director or Vice President of Human Resources will maintain a comprehensive list of all concerns received regarding accounting, internal accounting controls, and auditing matters and provide it to the Audit Committee each fiscal quarter.

       6.3 The Corporation does not consider reporting a known or suspected violation of the Code to be an act of "disloyalty" and it is against Corporation policy to retaliate against any Representative who reports what he reasonably believes to be a violation or suspected violation of this Code. This means that Representatives will not be disciplined, fired, or discriminated against in any way for voicing concern about a violation or potential violation so long as the Representative acts honestly and in good faith. Any reprisal or retaliation against a Representative who has in good faith reported a known or suspected violation of this Code is itself cause for disciplinary action, including termination.

7.     DISCLOSURE & REVIEW

       Compliance with this Code will be monitored by the Board of Directors of the Corporation. Where appropriate, either the Nominating and Corporate Governance Committee or the Audit Committee of the Board of Directors is responsible for granting any waivers of this policy. Any waivers granted hereunder to Representatives will be disclosed in a news release containing the information prescribed by law.

I have read, understand and agree to comply with the letter and intent of this Code of Ethics and Business Conduct.

-------------------------------     ------------------------------------
Witness                                        [NAME OF EMPLOYEE]

                                    ------------------------------------
                                                Date

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

TABLE OF CONTENTS

1.     EMPLOYMENT.............................................................1

2.     BASE SALARY............................................................1

3.     BENEFITS...............................................................2

4.     STOCK OPTION PLAN......................................................2

5.     DEFERRED SHARE UNIT PLAN...............................................2

6.     DISCRETIONARY BONUS....................................................2

7.     MEMBERSHIPS AND PUBLICATIONS...........................................2

8.     VACATION...............................................................3

9.     EXPENSES...............................................................3

10.    DEDUCTIONS.............................................................3

11.    EMPLOYEE'S COVENANTS...................................................3

12.    CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION.........3

              (a)    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION...............3
              (b)    NON-SOLICITATION AND NON-COMPETITION.....................5
              (c)    REASONABLENESS...........................................5
              (d)    BREACH OF AGREEMENT......................................6

13.    TERMINATION OF EMPLOYMENT..............................................6

       (a)    TERMINATION BY DRAXIS FOR CAUSE.................................6
       (b)    TERMINATION BY DRAXIS WITHOUT CAUSE BUT WITH NOTICE.............6
       (c)    TERMINATION BY DRAXIS WITHOUT CAUSE AND WITHOUT NOTICE..........7
       (d)    TERMINATION PAYMENT FOLLOWING A CHANGE OF CONTROL...............7
       (e)    TERMINATION BY DRAXIS WITHOUT CAUSE UPON DISABILITY.............9
       (f)    DEATH...........................................................9
       (g)    RESIGNATION AND RETIREMENT......................................9
       (h)    NO FURTHER NOTICE OR COMPENSATION..............................10

14.    FAIR AND REASONABLE...................................................10

15.    RETURN OF PROPERTY....................................................10

16.    PROVISIONS OPERATING FOLLOWING TERMINATION............................10

17.    ACKNOWLEDGEMENT.......................................................10

18.    SEVERABILITY..........................................................10

19.    NOTICE................................................................10

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Mr. Danny Brazier                                                 April 27, 2004
PERSONAL & CONFIDENTIAL

20.    GOVERNING LAW.........................................................11

21.    BENEFIT OF AGREEMENT..................................................11

22.    ENTIRE AGREEMENT......................................................11